Exhibit 99.1

Lands' End Announces Second Quarter Fiscal 2021 Results

Net Revenue grew 23.1% compared to the same period last year

Net Income of $16.2 million, compared to a Net income of $4.4 million in the same period last year

Adjusted EBITDA increases $17.5 million to $41.4 million compared to the same period last year

Updates Fiscal 2021 Outlook

DODGEVILLE, Wis., September 2, 2021 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended July 30, 2021.

Jerome Griffith, Chief Executive Officer, stated, “We are very pleased with our performance this quarter, delivering record second quarter revenue and strength across all of our financial metrics. Our improved product assortment and increased digital marketing spend drove the strength in our Global eCommerce business. With our strategic pillars of growth and an expanded addressable market, we remain very optimistic about the long term potential of our business.”

Fiscal Second Quarter Financial Highlights:

•

For the second quarter, net revenue was $384.1 million, an increase of 23.1% from $312.1 million in the second quarter of fiscal 2020 and an increase of 28.8% from $298.3 million in the second quarter of fiscal 2019.

◦

Global eCommerce net revenue was $285.4 million, an increase of 7.7% from $265.1 million in the second quarter of fiscal 2020 and an increase of 32.5% from $215.5 million in the second quarter of fiscal 2019. Compared to the second quarter of last year, U.S. eCommerce increased 7.6% and International eCommerce grew 8.2%.

◦

Outfitters net revenue was $65.6 million, an increase of 75.4% from $37.4 million in the second quarter of fiscal 2020 and approximately flat compared to the second quarter of fiscal 2019.  Compared to the second quarter last year, the increase was driven by stronger demand within the Company’s travel-related national accounts and school uniform customers.

◦

Third Party net revenue, which includes sales on third-party marketplaces and U.S. wholesale revenues, was $19.1 million in the second quarter compared to $5.1 million in the second quarter last year.  The $14.0 million increase was attributed to the launch of Lands’ End product on Kohls.com and at 150 retail locations in third quarter 2020.

•

Gross margin was 46.3%, expanding approximately 290 basis points compared to 43.4% in the second quarter of fiscal 2020. The Gross margin increase was primarily due to merchandise margin expansion in the U.S. eCommerce channel driven by enhanced promotional strategies and continued use of analytics, offset by increased shipping costs and surcharges as well as higher sales mix from the lower-margin Third Party channel.

•

Selling and administrative expenses increased $25.1 million to $136.6 million or 35.6% of net revenue, compared to $111.5 million or 35.7% of net revenue, in the second quarter of last year. The increase in expense is due to continued investment in digital marketing and lower operating expenses in second quarter of fiscal 2020 due to actions taken at the onset of the COVID-19 pandemic to reduce operating expenses and structural costs. The approximately 10 basis point decrease was driven by improved leverage from higher sales and continued expense controls mostly offset by continued investment in digital marketing and lower operating expenses in the second quarter of fiscal 2020 due to actions taken at the onset of the COVID-19 pandemic. This was also an approximately 540 basis point improvement compared with the second quarter of 2019 despite the higher digital marketing expenses.

•	Net income was $16.2 million or $0.48 per diluted share, as compared to net income of $4.4 million or $0.13 per diluted share in the second quarter of fiscal 2020.

•	Adjusted EBITDA was $41.4 million in the second quarter of fiscal 2021, an increase of $17.5 million compared to $23.9 million in the second quarter of fiscal 2020.

Fiscal Second Quarter Business Highlights:

•	Total Global eCommerce new customer growth of 8%.
•	Recovery in Outfitters business exceeded expectations led by travel-related national accounts and school uniform customers.
•	Drove higher merchandise margins through use of data analytics and improved inventory management.
•	Offered swimwear assortment in an additional 150 Kohl’s retail locations.

Balance Sheet and Cash Flow Highlights

Net cash provided by operations was $30.5 million for the 26 weeks ended July 30, 2021, compared to Net cash provided by operations of $8.0 million for the 26 weeks ended July 31, 2020.

Inventories, net, were $464.3 million as of July 30, 2021, and $441.5 million as of July 31, 2020.

On July 29, 2021, the Company amended its asset-based senior secured credit facility with its lending organizations to extend the debt duration and reduce applicable interest rates.

As of July 30, 2021, the Company had $25.0 million of borrowings and $233.3 million of availability under its asset-based senior secured credit facility. Additionally, as of July 30, 2021, the Company had $264.7 million of Term Loan Facility debt.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We delivered strong results in the second quarter as we continued to make great progress across our strategic initiatives despite the still difficult environment.  We are seeing strong momentum in consumer demand, which we expect to continue through the remainder of the year, and are extremely pleased with the margin performance we’ve achieved as a result of the execution of our strategic initiatives.  That said, due to the significant industry-wide challenges in the supply chain, we expect our gross margin trends to moderate in the back half of fiscal 2021.  Therefore, we are raising our adjusted EBITDA guidance to reflect the better than expected performance in the second quarter and maintaining our second half outlook despite strong consumer demand.”

For the third quarter of fiscal 2021 the Company now expects:

•	Net revenue to be between $390.0 million and $405.0 million.
•	Net income to be between $6.5 million and $9.0 million, and diluted earnings per share to be between $0.19 and $0.27.
•	Adjusted EBITDA in the range of $27.0 million to $30.0 million.

For fiscal 2021 the Company now expects:

•	Net revenue to be between $1.67 billion and $1.71 billion.
•	Net income to be between $45.5 million and $51.0 million, and diluted earnings per share to be between $1.35 and $1.51.
•	Adjusted EBITDA in the range of $136.0 million to $143.0 million.
•	Capital Expenditures of approximately $26.0 million.

The Company’s outlook reflects its current visibility into supply chain related challenges including higher shipping costs and surcharges, as well as shipping delays, manufacturing interruptions, particularly in Vietnam, and port congestion.

Conference Call

The Company will host a conference call on Thursday, September 2, 2021, at 8:30 a.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. Operating out of America’s heartland, we believe our vision and values make a strong connection with our core customers. We offer products online at www.landsend.com, on third party online marketplaces and through our own Company Operated stores, as well as, third-party retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of its business and prospects for future growth; the Company’s expectation of continued momentum in consumer demand through the remainder of the year; the Company’s expectation as to gross margin trends;  the Company’s expectations regarding supply chain challenges; and the Company’s outlook and expectations as to net revenue, net income, earnings per share and Adjusted EBITDA for the third quarter of fiscal 2021 and for the full year of fiscal 2021 and capital expenditures for fiscal 2021. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID-19; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers' use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s relationship with Kohl’s may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal shareholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands' End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	July 30, 2021	July 31, 2020	January 29, 2021*
ASSETS
Current assets
Cash and cash equivalents	$39,223	$62,624	$33,933
Restricted cash	2,102	1,843	1,861
Accounts receivable, net	30,203	24,367	37,574
Inventories, net	464,291	441,510	382,106
Prepaid expenses and other current assets	31,127	48,095	40,356
Total current assets	566,946	578,439	495,830
Property and equipment, net	136,714	153,003	145,288
Operating lease right-of-use asset	33,989	37,882	35,475
Goodwill	106,700	106,700	106,700
Intangible asset, net	257,000	257,000	257,000
Other assets	4,347	4,300	5,215
TOTAL ASSETS	$1,105,696	$1,137,324	$1,045,508
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$—	13,750
Accounts payable	211,916	202,629	134,007
Lease liability - current	5,437	5,676	5,183
Other current liabilities	130,285	99,016	161,982
Total current liabilities	361,388	307,321	314,922
Long-term borrowings on ABL Facility	25,000	—	25,000
Long-term debt, net	240,020	381,909	245,632
Lease liability - long-term	35,912	40,588	37,811
Deferred tax liabilities	47,469	65,619	47,346
Other liabilities	6,084	5,530	5,094
TOTAL LIABILITIES	715,873	800,967	675,805
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,981, 32,604 and 32,614, respectively	330	326	326
Additional paid-in capital	370,353	364,773	369,372
Retained earnings (accumulated deficit)	30,086	(15,877)	11,226
Accumulated other comprehensive loss	(10,946)	(12,865)	(11,221)
TOTAL STOCKHOLDERS' EQUITY	389,823	336,357	369,703
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,105,696	$1,137,324	$1,045,508

*Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2021.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands, except per share data)	July 30, 2021	July 31, 2020	July 30, 2021	July 31, 2020
Net revenue	$384,109	$312,083	$705,406	$529,091
Cost of sales (excluding depreciation and amortization)	206,320	176,661	379,880	299,514
Gross profit	177,789	135,422	325,526	229,577

Selling and administrative	136,649	111,478	262,171	217,276
Depreciation and amortization	9,791	9,378	19,695	18,164
Other operating expense, net	—	3,373	443	7,656
Operating income (loss)	31,349	11,193	43,217	(13,519)
Interest expense	8,837	4,916	17,897	10,227
Other (income) expense, net	(123)	1,333	(290)	1,160
Income (loss) before income taxes	22,635	4,944	25,610	(24,906)
Income tax expense (benefit)	6,414	568	6,750	(8,639)
NET INCOME (LOSS)	$16,221	$4,376	$18,860	$(16,267)
NET INCOME (LOSS) PER COMMON SHARE
Basic:	$0.49	$0.13	$0.57	$(0.50)
Diluted:	$0.48	$0.13	$0.56	$(0.50)

Basic weighted average common shares outstanding	32,979	32,600	32,875	32,524
Diluted weighted average common shares outstanding	33,713	32,838	33,710	32,524

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA metric.  Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods, as well as the basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes several important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 13 weeks and 26 weeks ended July 31, 2020 we excluded the impact of corporate restructuring which includes severance for the reduction in corporate positions in the Second Quarter 2020.
◦	For the 13 weeks and 26 weeks ended July 31, 2020 we excluded the impact of non-cash write-down of goodwill and certain long-lived assets.
◦	For the 13 weeks and 26 weeks ended July 30, 2021 we excluded amortization of transaction related costs associated with Third Party channel.
◦

For the 26 weeks ended July 30, 2021 and for the 13 weeks and 26 weeks ended July 31, 2020 we excluded the impacts of loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended
	July 30, 2021		July 31, 2020
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net income	$16,221	4.2%	$4,376	1.4%
Income tax expense	6,414	1.7%	568	0.2%
Other (income) expense, net	(123)	(0.0)%	1,333	0.4%
Interest expense	8,837	2.3%	4,916	1.6%
Operating income	31,349	8.2%	11,193	3.6%
Depreciation and amortization	9,791	2.5%	9,378	3.0%
Corporate restructuring	—	—%	2,925	0.9%
Goodwill and long-lived asset impairment	—	—%	400	0.1%
Other	250	0.1%	—	—%
Loss on property and equipment	—	—%	48	0.0%
Adjusted EBITDA	$41,390	10.8%	$23,944	7.7%

	26 Weeks Ended
	July 30, 2021		July 31, 2020
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net income (loss)	$18,860	2.7%	$(16,267)	(3.1)%
Income tax expense (benefit)	6,750	0.9%	(8,639)	(1.6)%
Other (income) expense, net	(290)	(0.0)%	1,160	0.2%
Interest expense	17,897	2.5%	10,227	1.9%
Operating income (loss)	43,217	6.1%	(13,519)	(2.6)%
Depreciation and amortization	19,695	2.8%	18,164	3.4%
Corporate restructuring	—	—%	2,925	0.6%
Goodwill and long-lived asset impairment	—	—%	3,844	0.7%
Other	500	0.1%	—	—%
Loss on property and equipment	443	0.1%	887	0.2%
Adjusted EBITDA	$63,855	9.1%	$12,301	2.3%

Third Quarter Fiscal 2021 Guidance	13 Weeks Ended
(in millions)	October 29, 2021
Net income	$6.5	—	$9.0
Depreciation, interest, other income, taxes and other adjustments	20.5	—	21.0
Adjusted EBITDA	$27.0	—	$30.0

Fiscal 2021 Guidance	52 Weeks Ended
(in millions)	January 28, 2022
Net income	$45.5	—	$51.0
Depreciation, interest, other income, taxes and other adjustments	90.5	—	92.0
Adjusted EBITDA	$136.0	—	$143.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
(in thousands)	July 30, 2021	July 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$18,860	$(16,267)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,695	18,164
Amortization of debt issuance costs	1,597	858
Loss on property and equipment	443	887
Stock-based compensation	6,069	4,542
Deferred income taxes	46	7,936
Goodwill impairment	—	3,300
Other	194	1,115
Change in operating assets and liabilities:
Accounts receivable	7,071	26,966
Inventories	(81,971)	(65,553)
Accounts payable	78,376	48,858
Other operating assets	10,615	(11,361)
Other operating liabilities	(30,470)	(11,461)
Net cash provided by operating activities	30,525	7,984
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(11,961)	(19,758)
Net cash used in investing activities	(11,961)	(19,758)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	75,000	75,000
Payments of borrowings under ABL Facility	(75,000)	(75,000)
Principal payments on long-term debt, net	(6,875)	(2,575)
Payments of employee withholding taxes on share-based compensation	(5,084)	(423)
Payment of debt-issuance costs	(932)	—
Net cash used in financing activities	(12,891)	(2,998)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(142)	(58)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,531	(14,830)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	35,794	79,297
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$41,325	$64,467
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,726	$2,303
Income taxes paid, net of refunds	$18,338	$(47)
Interest paid	$16,306	$9,087
Lease liabilities arising from obtaining operating lease right-of-use assets	$1,161	$3,525